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                                 EXHIBIT 21.1
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As of January 3, 1998, the following, except as noted,  are wholly-owned subsidiaries of Bush Industries, Inc.:

     Bush Industries of Pennsylvania, Inc., a Delaware Corporation

     Bush Industries of Ohio, Inc., a Delaware Corporation

     Bush Management, Inc., a Florida Corporation

     Bush Service Group, Inc., a Delaware Corporation

     Bush Industries De Mexico, S.A. DE C.V., a Mexican Corporation

     Bush Comercial De Mexico, S.A. DE C.V., a Mexican Corporation

     The ColorWorks, Inc., a North Carolina Corporation

     Bush Technologies, Inc., a Delaware Corporation

     Bush Viotechnik GmbH, a German Corporation

     Bush Beteiligungsgesellschaft mbH, a German Corporation

     Rohr-Bush GmbH & Co., a German Limited Partnership, majority owned by Bush Beteiligungsgesellschaft mbH